UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(h) of the Investment Company Act of 1940


[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

__________________________________________________________________________
1.   Name and Address of Reporting Person*

     Philippin                Charles             J.
--------------------------------------------------------------------------
     (Last)                   (First)             (Middle)

     73B Baycrest Avenue
--------------------------------------------------------------------------
                              (Street)

     West Hampton,            NY                  11977
---------------------------------------------------------------------------
     (City)                   (State)             (Zip)

___________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Competitive Technologies, Inc. (CTT)
___________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

___________________________________________________________________________
4.   Statement for Month/Day/Year

     April 11, 2003
___________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

___________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [x] Director                       [  ] 10% Owner
     [ ] Officer (give title below)     [  ] Other (specify below)


               -----------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x] Form filed by One Reporting Person
     [ ] Form filed by More than one Reporting Person
___________________________________________________________________________

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


+----------------------+---------+-------+---------+-----------------------+----------------+------------+---------------------+
|1. Title              |2.       |2A.    |3.Trans- |4.Securities           |5.Amount of     |6.Owner-    |7.Nature of          |
|   of Security        |Trans-   |Deemed |  action |  Acquired (A)         |  Securities    |  ship      |  Indirect           |
|   (Instr. 3)         |action   |Execu- |  Code   |  (or Disposed of (d)  |  Beneficially  |  Form:     |  Beneficial         |
|                      |Date     |tion   |(Instr.8)|  (Instr. 3,4 and 5)   |  Owned         |  Direct    |  Owner-             |
|                      |         |if, any|         |                       |  Following     | (D) or     |  ship               |
|                      |(Month/  |       +----+----+--------+-----+--------|  Reported      | Indirect(I)|                     |
|                      |Day/     |(Month/|Code| V  |Amount  |(A)  |Price   |  Transaction(s)| (Instr. 4) |  (Instr. 4)         |
|                      |Year)    |Day/   |    |    |        | or  |        |  (Instr. 3 and |            |                     |
|                      |         |Year)  |    |    |        |(D)  |        |   4)           |            |                     |
+----------------------+---------+-------+----+----+--------+-----+--------+----------------+------------+---------------------+
Common Stock             4/11/03           P          5,000   A     $1.97     34,269            D




Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v)



TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)


+-----------+-------+-------+-------+---------+-------------+----------------+-------------+-------|---------+---------+---------+
|1.         |2.     |3.     | 3A.   |4.       |5            |6.              |7.           |8.     |9.Number |10.      |11.      |
|           |       |       |       |         |             |                |             |       |of Deriv-|         |         |
|           |       |       |       |         |             |                |Title and    |       |ative    |         |         |
|           |Conver-|       |       |         |             |                |Amount of    |       |Secur-   |Owner-   |         |
|           |sion   |       |       |         |Number of    |                |Underlying   |       |ities    |ship     |         |
|           |or     |       |       |         |Derivative   |Date Exer-      |Securities   |       |Bene-    |Form of  |         |
|           |Exer-  |       |Deemed |         |Securities   |cisable and     |(Instr. 3    |Price  |fically  |Deriv-   |Nature   |
|           |cise   |       |Execu- |         |Acquired (A) |Expiration      |and 4)       |of     |Owned    |ative    |of       |
|           |Price  |Trans- |tion   |Trans-   |or Disposed  |Date (Month/    +-----+-------+Deriva-|Follow-  |Security:|Indirect |
|           |of     |action |Date,  |action   |of (D)       |Day/Year)       |     |Amount |tive   |ing      |Direct   |Benefi-  |
|Title of   |Deri-  |Date   |if any |Code     |(Instr. 3, 4 |--------+-------|     |or     |Secur- |Reported |(D) or   |cial     |
|Derivative |vative |(Month/|(Month/|(Instr.8)| and 5)      |Date    |Expira-|     |Number |ity    |Trans-   |Indirect |Owner-   |
|Security   |Secur- |Day/   |Day/   +-----+---+------+------+Exercis-|tion   |     |of     |(Instr.|action(s)|(I)      |ship     |
|(Instr. 3) |ity    |Year)  |Year)  |Code | V | (A)  | (D)  |able    |Date   |Title|Shares | 5)    |(Instr.4)|(Instr.4)|(Instr.4)|
+-----------+-------+-------+-------+-----+---+------+------+--------+-------+-----+-------+-------+------- -+---------+---------+

Explanation of Responses:


               /s/ Frank R. McPike, Jr.                April 14, 2003
               ---------------------------------       --------------
               Attorney in Fact for Charles J. Philippin    Date
          **   Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information Contained in this form are not required to respond unless the form displays a currently valid OMB Number.